Exhibit 3(d)



                   PEOPLES ENERGY CORPORATION

                   EMPLOYEE STOCK PURCHASE PLAN

               (As Amended Effective August 6, 1997)

Section 1. Purpose of Plan

     The Peoples Energy Corporation Employee Stock Purchase Plan

(the "Plan") is designed to provide a convenient means by which eligible employees of Peoples Energy Corporation (the "Company")

and its Associated Companies, as hereinafter defined, may save regularly through voluntary, systematic payroll deductions and,

twice each year, use such savings, and supplementary cash

deposits, if the employee elects to make such deposits, to

purchase common shares of the Company ("Stock").  By this means,

the Plan is intended to provide eligible employees with an

opportunity to acquire an additional interest in the economic success of the Company and its Associated Companies and a further incentive to promote the best interests of the Company and of these Associated Companies.

Section 2.   Effective Date of Plan

     The Plan, as amended, shall be effective August 6, 1997.

The number of shares reserved for offering and issuance under the

Plan will be the number previously authorized for issuance but not issued by that date.

      Subject to the provisions of Section 19, the Plan will

continue in effect until May 31, 1998.

Section 3. Eligible Employees

     All employees who have one or more years of service with the

Company or one of its Associated Companies as of any given Price

Date are eligible to participate in the Plan, provided, however,

that no employee may purchase Stock under the Plan if immediately after such purchase the employee would own Stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or one of its Associated Companies, the rules of section 424 (d) of the Internal Revenue Code of 1986 to apply in determining stock ownership for this purpose; and, provided further, that no employee shall have the right to purchase Stock under the Plan at a rate which exceeds $25,000 of fair market value of such Stock (determined as of each Price Date)in any calendar year.  In addition to the limitations set forthabove, no employee shall have the right to purchase Stock under the Plan who otherwise falls within the provisions of section 423 (b) (3) or section

423 (b) (8) of the Code.

     The term "employee" includes officers of the Company and

Associated Companies, but does not include directors who are not officers of the Company or of one of its Associated Companies.

     As used herein, the term "Associated Company" or Associated

Companies" includes any corporation or corporations in which the

Company, from time to time, owns 80% or more of the total combined voting power of all classes of stock of such other corporation or corporations, but only for so long as the Company continues to own

80% or more of the total combined voting power of all classes of stock of such corporation or corporations, and only, if and when,

the Board of Directors of Peoples Energy Corporation designates such "Associated Company" as eligible for participation in this

Plan.  For purposes of the preceding sentence, stock owned by an

Associated Company shall be deemed to be owned by the Company.

        The term "employer", as used herein, refers to the

Company and to any Associated Company.


Section 4. Purchase Price of Stock

        The price of Stock per share to participating employees

will be 90% of the mean between the highest and lowest quoted selling prices of the Stock on the New York Stock Exchange

Composite Transactions on designated Price Dates as specified in

Section 9 of the Plan.


Section 5. Savings Period

        The six-month periods, June 1 to November 30, inclusive,

and December 1 to May 31, inclusive, are Savings Periods during which participating employees may accumulate savings through payroll deductions to be made each payday for the purchase of shares of Stock under the Plan.  Each Savings Period includes all paydays falling within it.  Stock may be purchased pursuant to the

Plan only through payroll savings so accumulated and by the use of supplementary cash deposited as hereinafter provided for.


Section 6. Authorization for Payroll Deductions

        An eligible employee may authorize payroll deductions for

the purchase of Stock under the Plan by signing and delivering to his employer an authorization for such purpose.  An employee's authorization must be received by his employer at least 15 days prior to the employee's payday on which his deductions are to commence except that no payroll deductions will be commenced in the sixth month of a Savings Period.  Such authorization must state (a) the amount to be deducted regularly from each of his pay checks, (b) authority to purchase Stock for him in each Savings

Period, and (c) the exact name or names in which Stock purchased for him is to be issued.  In this connection, stock certificates for shares of Stock purchased under the Plan may be issued in the employee's name, or, if so designated by the employee, in the name of the employee's spouse, in the name of a custodian under the

Uniform Transfers to Minors Act for the benefit of a minor who is a member of the employee's family, in the name of a trustee for the benefit of the employee or a person who is a member of the employee's family, or in the name of the employee and the name of another person of legal age as joint tenants with the right of survivorship; provided such other person is a member of the

employee's family.  For this purpose the family of an employee shall include only his spouse, his ancestors and lineal descendants and his brothers and sisters.

        The designation by an employee of the name or names in

which Stock purchased for him is to be issued may be changed by the employee at any time by sending notification of such change to his employer prior to issuance.

        A participating employee may change his payroll deductions at any time by signing and delivering to his employer a new

authorization for payroll deductions.  A new authorization must be received by the employer at least 15 days prior to the employee's payday on which such changed deductions are to commence, except that no change in payroll deductions will be commenced in the sixth month of a Savings Period.

        Payroll deductions may be authorized or may be changed

only once during any Savings Period.

        If, as a result of a change in an employee's regular rate

of pay, his deductions exceed the amount allowable, as provided in

Section 7, a new authorization for payroll deductions must be signed and delivered to his employer.  Such new authorization will become effective on the employee's first payday in the next

Savings Period.

        An employee's authorization for payroll deductions will

remain in effect for the duration of the Plan unless the amount of deduction is changed as provided in this Section or the employee terminates payroll deductions or is considered to have terminated payroll deductions under other applicable Sections of the Plan.


Section 7.    Amount of Payroll Deductions

        An eligible employee may authorize payroll deductions in

any full dollar amount not less than $4.00 per regular pay period but not more than 10% of his regular rate of pay for his regular pay period determined as of the date his authorization must be received under Section 6 hereof.

        The regular rate of pay for his regular pay period shall

mean the gross amount determined on the basis of an employee's regular straight-time hourly, weekly or semimonthly rate for the number of hours normally worked including the amount of any

adjustment or reduction therein resulting from the employee's election to defer receipt of salaries or wages pursuant to a qualified cash or deferred arrangement, but excluding overtime,

shift premiums, or other compensation.  For this purpose, the number of hours normally worked shall in no case be in excess of

40 hours per week.

        For example, a wage earner whose regular hourly rate is

$11.83 and whose normal weekly work schedule is 40 hours may authorize a biweekly payroll deduction of any full dollar amount from $4.00 to $94.00 (80 hours times $11.83 equals $946.40 X 10% =

$94.64.  The maximum is thus $94.00 per biweekly payroll period).

        As an additional example, a salaried employee whose

regular weekly rate is $473.00 may authorize a biweekly payroll deduction of any full dollar amount from $4.00 to $94.00 ($473.00 times 2 equals $946.00 X 10% = $94.60.  The maximum is thus $94.00 per biweekly payroll period).


Section 8. Employee's Stock Purchase Account

        The amounts deducted from the pay checks of each

participating employee will be credited to his individual Stock

Purchase Account.

        No interest shall be payable to a participating employee

on any amounts which have been credited to his Stock Purchase

Account.


Section 9. Purchase of Stock

        Stock may be purchased only on the Price Date for each

Savings Period and the option granted by the Company to make such purchase becomes effective on such date.  Price Dates will be

November 30 for a Savings Period ending that date and May 31 for a

Savings Period ending that date.  As provided in Section 4, the purchase price per share at which employees purchase Stock will be

90% of the mean between the highest and lowest quoted selling prices of the Stock on the New York Stock Exchange Composite

Transactions on those Price Dates.  If no such price is available on a particular November 30 or May 31, the purchase price will be determined as of the next preceding day on which such price is available, in which event, for such Savings Period, the Price Date shall be such preceding day.

        An employee who purchases Stock under the Plan will

purchase as many full shares as is determined by dividing the amount of his accumulated savings for the entire Savings Period by the purchase price per share for such Savings Period.  In the event, however, that his accumulated savings shall, for any

reason, be less than 10% of his regular rate of pay for his

regular pay period determined as of the Price Date multiplied by the number of his paydays in the Savings Period (or if the

employee shall have no accumulated savings), the employee shall have the right to make a cash deposit with his employer on or before the Price Date in an amount by which his accumulated

savings are less than said 10%, and such deposit shall be deemed a part of the employee's accumulated savings for purposes of this

Section 9.  Certificates for purchased stock will be delivered to the employee or other person designated by the employee pursuant to Section 6 as soon as practicable.

        Pursuant to this Section 9, notwithstanding any provisions which might be construed to the contrary, all eligible employees are granted the option to purchase, on each Price Date, the number of full shares, and no more, equivalent to 10% of his regular rate of pay for his regular pay period, as further defined in this

Section 9, multiplied by the number of his paydays in the Savings

Period, divided by the purchase price per share for such Savings

Period.  Any balance of accumulated savings shall be refunded to the employee.

        An employee who does not wish to purchase shares of Stock

out of accumulated savings in any Savings Period must notify his employer to this effect, in writing.  Such notification must be received not later than the applicable November or May Price Date.

All funds credited to his Stock Purchase Account will then be returned to him as soon as practicable and no further payroll deductions shall be made during such Savings Period.  An employee who elects not to purchase Stock in any Savings Period will,

however, continue to accumulate savings through payroll deductions during subsequent Savings Periods unless he submits Notice of

Termination, as provided in Section 14.


Section 10.   Statement of Employee Account

        Following the close of each Savings Period each

participating employee will be furnished with a statement of his individual Stock Purchase Account.  The statement will show the number of full shares of Stock purchased by the participating employee in that Savings Period and any remaining balance of his accumulated savings not used for the purchase of Stock will be refunded to him as soon as practicable.


Section 11.   Sales or Assignment of Purchased Stock

        Because of certain Federal tax provisions, an employee

must notify the Company promptly if any shares of Stock purchased under the Plan by such employee are disposed of within two years of the date of purchase of such shares.


Section 12.   No Transfer or Assignment of Rights Under Plan

        An employee's privilege to purchase Stock under the Plan

can be exercised only by the employee acting in his own behalf.

Stock cannot be purchased by an employee for someone else, except as provided in Section 6.

        An employee participating in the Plan may not sell,

transfer, pledge or assign to any other person any interest or right under the Plan or in any funds credited to his account.


Section 13.    No Repurchase of Stock by the Company

        The Company will not repurchase, nor will any Associated

Company purchase, from any employee shares of Stock he has

acquired under the Plan.


Section 14.    Termination Privilege

        A participating employee may terminate payroll deductions

under the Plan at any time and, subject to the provisions of

Section 6, may again authorize payroll deductions subsequent to such termination.  Termination of payroll deductions shall be effected by proper notification to his employer on the Notice of

Termination form provided for this purpose.  All funds credited to his account not already used or unconditionally committed for the purchase of Stock will be returned to the employee as soon as practicable after Notice of Termination is received.


Section 15.    Suspension of Deductions

        If, because of leave of absence, layoff, reduction in pay,

or other reasons an employee does not have, after other authorized and required payroll deductions, sufficient pay in any payroll period to permit his payroll deductions authorized under the Plan to be made in full, his payroll deductions under the Plan will be suspended until he again has sufficient pay to permit them to be made.  Such suspension of payroll deductions may not exceed six consecutive payroll periods, after which the employee will be considered to have terminated payroll deductions under the Plan as provided in Section 14.


Section 16.    Termination of Employee's Rights of Participation

        An employee's rights of participation in the Plan will

terminate (a) upon the discontinuance of the Plan by the Company,

(b) if the company which is his employer ceases to be an

Associated Company, or (c) if his employment is terminated because of retirement, resignation, release, discharge, death, or for any other reason.  A Notice of Termination of payroll deductions will be considered as having been received from the employee on the date his employment ceases.  Upon termination, all funds credited to a participating employee's account not already used or

unconditionally committed for the purchase of Stock will be

refunded as soon as practicable.

        If an employee's payroll deductions are interrupted by any legal process, a Notice of Termination will be considered as having been received from him on the day the interruption occurs.

Section 17.   Employees Transferred to and from Associated

Companies

        In the event that an eligible employee is transferred

from or to the Company to or from an Associated Company, he will retain the right to participate in the Plan.

        An employee who is not eligible for participation in the

Plan at the time of transfer may become eligible under the general provisions for entry into the Plan, and the aggregate of his service with one or more of the companies in the Plan will be counted in determining such eligibility.


Section 18.    Administration of Plan

        The Treasurer of Peoples Energy Corporation or an

alternate named by him, will administer the Plan and make such rulings or interpretations as are necessary in its operation.

The Company and its Associated Companies will bear all

administrative expenses of the Plan.


Section 19.    Termination or Amendment of Plan

        While it is hoped that the Plan will remain in effect for

the period specified, the Board of Directors of the Company

reserves the right to withdraw, suspend, modify or terminate the

Plan at any time.  The Plan will terminate in any event on May 31,

1998 unless extended by the Board of Directors.

        If at any time shares of Stock authorized for purposes of

the Plan are not available in sufficient number to meet all

unfilled purchase requirements, the Company will apportion the remaining available shares among participating employees on a pro rata basis.


Section 20.    Recapitalization Adjustment

        In the event of a subdivision or combination of the

shares of Stock of the Company effected without receipt or payment of consideration by or to the Company, which results in an

increase or decrease in the number of issued shares of Stock of the Company, the number of shares of Stock reserved for offering and issuance under the Plan will be proportionately increased or decreased.